AMENDMENT NO.  1
                      TO RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement made between
Proffitt's, Inc.  (the "Company") and Union Planters Bank, N.A.
(formerly known as Union Planters National Bank), as rights agent
(the "Rights Agent"),

                          WITNESSETH:

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement dated March 28, 1995 (the "Rights Agreement"), and

     WHEREAS, pursuant to Section 27 of the Rights Agreement the Board of Directors of the Company has approved this Amendment No.
1 to the Rights Agreement,

     NOW, THEREFORE, the parties agree as follows:

     1. Section 7(a) of the Rights Agreement is amended by deleting "March 28, 2005," from clause (i) thereof and inserting in lieu thereof "March 25, 2008."

     2. Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(b) The Exercise Price for each one-hundredth of a share of Preferred Stock purchasable pursuant to the exercise of a Right shall initially be $278.00. The Exercise Price and the number of shares of Preferred Stock or other securities to be acquired upon exercise of a Right shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof. The Exercise Price shall be payable in lawful money of the United States of America, in accordance with paragraph (c) below."

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

     4. Capitalized terms used without other definition in this Amendment No. 1 to the rights Agreement shall be used as defined in the Rights Agreement.

     5. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts to be made and performed entirely within the State of Tennessee.

     6. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. This Amendment No. 1 to the Rights Agreement shall be effective as of the Close of Business on March 25, 1998, as if executed on such date, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     8. Exhibits B and C to the Rights Agreement shall be amended in a manner consistent with this Amendment No. 1 to the Rights
Agreement.

     9. The undersigned officer of the Company certifies by execution hereof that this Amendment No. 1 to the Rights Agreement is in compliance with the terms of Section 27 of the Rights
Agreement.

     WITNESS the execution hereof as of the date first written above.

PROFFITT'S, INC.                   UNION PLANTERS BANK, N.A.



By: __________________________     By: __________________________
     Brian J.  Martin                   _________________________
     Executive Vice President of Law    Printed Name and Title